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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                            CERTIFICATE OF FORMATION

                                       OF

               CENTERPOINT ENERGY TRANSITION BOND COMPANY II, LLC

            AMENDED AND RESTATED CERTIFICATE OF FORMATION, dated December 14, 2005 (as the same may be further amended, supplemented or otherwise modified and in effect from time to time, this "Certificate of Formation"), of CENTERPOINT ENERGY TRANSITION BOND COMPANY II, LLC, a Delaware limited liability company (the "Company"), having its principal office at 1111 Louisiana, Suite 4655B, Houston, Texas 77002.

            This Certificate of Formation has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. ss.18-208, to amend and restate the original Certificate of Formation of the Company, which was filed under the name of the Company on December 3, 2004, with the Secretary of State of the State of Delaware (the "Original Certificate"), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.).

            The Original Certificate is hereby amended and restated in its entirety to read as follows:

            SECTION 1. NAME. The name of the limited liability company is CenterPoint Energy Transition Bond Company II, LLC.

            SECTION 2. CAPITALIZED TERMS. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed thereto in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 16, 2005 (as it may be further amended, supplemented or otherwise modified and in effect from time to time, the "Agreement").

            SECTION 3. ADDRESS. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

            SECTION 4. TERM. The term of the Company shall continue until the Company is dissolved and liquidated in accordance with Section 7 hereof and of the Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of this Certificate of Formation in accordance with the Delaware Limited Liability Company Act, currently 6 Del. C. Sections 18-101 through 18-1109 (as amended, the "Act").

            SECTION 5. INDEPENDENT MANAGERS.

            (a) The Company shall have at all times at least two individuals who are each Independent Managers. The Independent Managers may not delegate their duties, authorities or responsibilities hereunder or under the Agreement. If any Independent Manager resigns, dies or

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becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Managers shall be taken until a successor Independent Manager is appointed by the Member and qualifies and approves such action. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable appoint a successor Independent Manager.

            (b) Notwithstanding any other provision of this Certificate of Formation or of the Agreement and any provision of law that otherwise so empowers the Company, the Member, any Special Member, any Manager, any officer or any other Person, the Company shall not, and none of the Member, any Special Member, any Manager, any officer or any other Person on behalf of the Company shall, without the prior unanimous consent of the Managers, including each of the Independent Managers, do any of the following: (i) engage in any business or activity other than those set forth in Section 2.03 of the Agreement; (ii) except as provided in the Basic Documents, incur any indebtedness, other than the Transition Bonds, obligations under agreements with third party credit enhancers and swap or hedge agreement counterparties relating to any Series of Transition Bonds and ordinary course expenses as set forth in Section 2.03 of the Agreement, or assume or guarantee any indebtedness of any other entity;
(iii) make a general assignment for the benefit of creditors; (iv) file a petition commencing a voluntary bankruptcy; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution (to the fullest extent permitted by law) or similar relief under any statute, law or regulation; (vi) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution (to the fullest extent permitted by law) or similar relief under any statute, law or regulation, or the entry of any order appointing a trustee, liquidator or receiver of it or of its assets or any substantial portion thereof; (vii) seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets; (viii) file or otherwise initiate the filing of a motion in any Bankruptcy or other insolvency proceeding in which the Member or any of its Affiliates is a debtor to substantively consolidate the assets and liabilities of any such debtor with the assets and liabilities of the Company;
(ix) consolidate or merge with or into any other entity or convey or transfer substantially all of its properties and assets substantially as an entirety to any entity, or (x) amend the Agreement, or take any other action, in furtherance of any such action. With regard to any action contemplated by the preceding sentence, or with regard to any action taken or determination made at any time when the Company is insolvent, each Independent Manager will to the fullest extent permitted by law, including Section 18-1101(c) of the Act, owe its primary fiduciary duty to the Company (including the creditors of the Company).

            (c) No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

            SECTION 6. SPECIAL MEMBER. Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 7.01 of the Agreement), each person acting as an Independent Manager pursuant to Section 5 hereof and Section 4.04 of the Agreement shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the

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Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as a Special Member unless (i) a successor Special Member has been admitted to the Company as a Special Member by executing a counterpart to the Agreement, and (ii) such successor has also accepted its appointment as Independent Manager, provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member (who may be approved by the personal representative of the last Member that ceased to be a member of the Company). Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301(d) of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, a Special Member, in its capacity as a Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager pursuant to Section 5 hereof and Section
4.04 of the Agreement shall execute a counterpart to the Agreement. Prior to its admission to the Company as a Special Member, each person acting as an Independent Manager pursuant to Section 5 hereof and Section 4.04 of the Agreement shall not be a member of the Company.

            SECTION 7. RIGHTS ON LIQUIDATION, DISSOLUTION OR WINDING UP.

            (a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by the Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

            (b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

            (c) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in the Agreement and (ii) this Certificate of Formation shall have been canceled in the manner required by the Act.

            (d) Neither the sale of all or substantially all of the property or business of the Company, nor the merger, conversion or consolidation of the Company into or with another company or other entity, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purpose of this Section 7 and Section 7.03 of the Agreement.

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            (e) The commencement of a Bankruptcy, insolvency, receivership or other similar proceeding by or against the Company shall not result in the dissolution of the Company or in the cessation of the interest of the Member in the Company.

            (f) Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

            (g) Notwithstanding any other provision of this Certificate of Formation or of the Agreement, the Bankruptcy of the Member or any Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

            SECTION 8. NO BANKRUPTCY PETITION; NO DISSOLUTION.

            (a) To the fullest extent permitted by law, the Member, each Special Member and each Manager hereby covenant and agree (or shall be deemed to have hereby covenanted and agreed) that, prior to the date which is one year and one day after the termination of the Indenture and the payment in full of every Series of Transition Bonds and any other amounts owed under the Indenture, including, without limitation, any amounts owed to third-party credit enhancers or swap or hedge agreement counterparties with respect to any series of Transition Bonds, it will not acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; provided, however, that nothing in this Section 8 or Section 10.06 of the Agreement shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Company pursuant to the Agreement. This Section 8 and Section
10.06 of the Agreement are not intended to apply to the filing of a voluntary bankruptcy petition on behalf of the Company which is governed by Section 5(b) of this Certificate of Formation and Section 4.04(b) of the Agreement.

            (b) To the fullest extent permitted by law, the Member, each Special Member and each Manager hereby covenant and agree (or shall be deemed to have hereby covenanted and agreed) that, until the termination of the Indenture and the payment in full of any Series of the Transition Bonds and any other amounts owed under the Indenture, including any amounts owed to third-party credit enhancers or under any Swap Agreement or hedge agreement, the Member, such Special Member and such Manager will not consent to, or make application for, or institute or maintain any action for, the dissolution of the Company under
Section 18-801 or 18-802 of the Act or otherwise.

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            (c) In the event that the Member, any Special Member or any Manager takes action in violation of this Section 8 or Section 10.06 of the Agreement, the Company agrees that it shall file an answer with the court or otherwise properly contest the taking of such action and raise the defense that the Member, the Special Member or Manager, as the case may be, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

            (d) The provisions of this Section 8 and Section 10.06 of the Agreement shall survive the termination of the Agreement and the resignation, withdrawal or removal of the Member, any Special Member or any Manager. Nothing contained herein or in the Agreement shall preclude participation by the Member, any Special Member or a Manager in assertion or defense of its claims in any such proceeding involving the Company.

            SECTION 9. CONFLICT. In the event of any conflict or inconsistency between the provisions of this Certificate of Formation and of the Agreement, to the fullest extent permitted by law, the provisions of this Certificate of Formation shall govern.

            IN WITNESS WHEREOF, the undersigned has executed and delivered this Amended and Restated Certificate of Formation of CenterPoint Energy Transition Bond Company II, LLC this 14th day of December, 2005.

                                              CENTERPOINT ENERGY HOUSTON
                                                ELECTRIC, LLC
                                              as an authorized person

                                              By: /s/ Marc Kilbride
                                                  ------------------------------
                                              Name:  Marc Kilbride
                                              Title: Treasurer

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